Consent of Independent Registered Public Accounting Firm
The Board of Directors
Zale Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-67527, 333-51607, 333-20673, 333-01789, 333-87782, 333-53802, 333-53804, 333-117249, and 333-130246) on Form S-8 of Zale Corporation and subsidiaries of our report dated October 12, 2006, with respect to the consolidated balance sheets of Zale Corporation and subsidiaries as of July 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ investment, and cash flows for each of the years in the three-year period ended July 31, 2006, which report appears in the July 31, 2006, annual report on Form 10-K of Zale Corporation. Our report refers to the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment.
Our report dated October 12, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of July 31, 2006, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of July 31, 2006, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weakness has been identified and included in management’s assessment as of July 31,2006:
•	The Company did not maintain effective internal controls to ensure the accounting for certain derivative financial instrument in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). Specifically, the Company had inadequate policies and procedures in place to ensure compliance with the documentation requirements of SFAS 133 at inception of the hedge relationship and failed to properly assess effectiveness and measure ineffectiveness at inception and on a quarterly basis. In addition, the Company did not have resources with sufficient technical experience related to the application of the provisions of SFAS 133. These deficiencies resulted in errors related to the recognition and classification of gains and losses on certain derivative financial instruments in the Company’s financial statements. This deficiency results in more than a remote likelihood that a material misstatement of the annual or interim financial statements would not be prevented or detected.
KPMG LLP
Dallas, Texas
October 12, 2006